UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 16, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 16, 2008, the Board of Directors (the “Board”) of PDL BioPharma, Inc. (“PDL” or “we”) elected Gary A. Lyons to serve as a Class I member of the Board, with a term expiring at the 2011 annual meeting of stockholders.  The Board also elected Mr. Lyons to serve as a member of the Board’s Nominating and Governance Committee, and as Chairperson of the Board’s Compensation Committee. The press release we issued announcing Mr. Lyons’ election to our Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In March 2008, the Board initiated a process to identify and evaluate potential candidates for election to the Board.  Mr. Lyons is the first such director to be appointed in connection with this process.

Mr. Lyons served as the President and Chief Executive Officer of Neurocrine Biosciences, Inc. (“Neurocrine”) from February 1993 through January 2008.  Prior to joining Neurocrine, Mr. Lyons held a number of senior management positions at Genentech, Inc. including Vice President of Business Development and Vice President of Sales. Mr. Lyons also serves on the Boards of Directors of Rigel Pharmaceuticals, Inc., Vical Incorporated and Neurocrine, each of which is a publicly traded biotechnology company. Mr. Lyons received his B.S. in marine biology from the University of New Hampshire and his M.M. from Northwestern University’s J.L. Kellogg Graduate School of Management.

Pursuant to our policy for the compensation of Board members who are not employees of PDL (“Outside Directors”), Mr. Lyons is authorized to receive a cash retainer of $35,000 per year with respect to his service as a Board member, plus a temporary supplemental cash retainer of $10,000 per month for each full or partial month of service on the Board until the earlier of (i) the effective date of the spin-off our biotechnology related assets into a separate publicly traded entity, (ii) the payment date to stockholders of any proceeds from a sale or monetization of our antibody humanization royalty assets, or (iii) December 31, 2008.  Mr. Lyons will also receive a fee of

•                  $2,000 for each Board meeting at which he is present in person;

•                  $1,500 for each Board meeting at which he is present by telephone;

•                  $1,000 for each meeting of a committee of our Board at which he is present in person;

•                  $750 for each meeting of a committee of our Board at which he is present by telephone;

•                  a retainer of $12,000 per year as Chairperson of the Compensation Committee; and

•                  a retainer of $6,000 per year as a member of the Nominating and Governance Committee.

All cash compensation paid to our Outside Directors for their service on our Board and attendance at Board meetings is paid on a quarterly basis in arrears. We also reimburse our directors for their travel expenses for Board meetings and, on a tax grossed-up basis, for travel expenses of a guest or spouse for our annual Board off-site meeting.

In connection with Mr. Lyons’ election to the Board and consistent with our policy for the compensation of Outside Directors, we granted Mr. Lyons an option to purchase 40,000 shares of our common stock with respect to his election to the Board, 15,000 of which were granted automatically under our 2002 Outside Directors Stock Option Plan and the remainder of which were granted under our 1999 Stock Option Plan. In connection with Mr. Lyons’ election to the Nominating and Governance Committee and the Compensation Committee and consistent with our policy for the compensation of Outside Directors, we granted Mr. Lyons option grants to purchase 1,500 shares of our common stock with respect to his election to the Compensation Committee and 1,000 shares of common stock with respect to his election to the Nominating and Governance Committee. Mr. Lyons also is eligible to receive after each annual meeting of stockholders an option to purchase 20,000 shares of common stock with respect to his continued service as a Board member, 1,500 shares of common stock with respect to his continued service on the Compensation Committee and 1,000 shares of common stock with respect to his continued service on the Nominating and Governance Committee, provided that Mr.  Lyons remains an Outside Director immediately after such annual meeting.

Item 8.01	Other Events.

On May 29, 2008, we announced that Laurence Korn, Joseph Klein III and Brad Goodwin would jointly constitute the Office of the Chair of the Board (the “Office of the Chair”).  On July 16, 2008, the Board (i) removed Mr. Goodwin, Mr. Klein and Mr. Korn from the Office of the Chair, (ii) dissolved the Office of the Chair and (iii) appointed Mr. Goodwin to the office of Chairperson of the Board.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, issued by PDL BioPharma, Inc. on July 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 17, 2008

PDL BioPharma, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary